Credit Suisse Small Cap Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended April 30, 2006


Portfolio:			Credit Suisse Small Cap Value Fund


Security:			EXCO RESOURCES INC.

Date Purchased:			2/8/2006


Price Per Share:		$13.00


Shares Purchased
by the Portfolio *:		3,600


Total Principal Purchased
by the Portfolio *:		$46,800.00


% of Offering Purchased
by the Portfolio:		.007%


Broker:				Co-Manager


Member:				JP Morgan